Exhibit 10.6
FIRST AMENDMENT TO COOPER INDUSTRIES AMENDED AND RESTATED
MANAGEMENT ANNUAL INCENTIVE PLAN
(As Amended and Restated for Non-Deferral Terms as of February 13, 2006)
(As Amended and Restated in Connection with Section 409A, Effective January 1, 2005)
     WHEREAS, on September 8, 2009, a Scheme of Arrangement under Bermuda law became effective pursuant to which the public Class A common shareholders of Cooper Industries, Ltd., a company incorporated in Bermuda, became ordinary shareholders of Cooper Industries plc, a company established in Ireland, and Cooper Industries, Ltd. became a wholly owned subsidiary of Cooper Industries plc (the “Transaction”); and
     WHEREAS, in connection with the Transaction, Cooper Industries plc assumed the obligations of Cooper Industries, Ltd. under Cooper Industries Amended and Restated Management Annual Incentive Plan (the “Plan”);
     NOW, THEREFORE, effective September 8, 2009, the Plan is amended to provide that Cooper Industries plc is substituted for Cooper Industries, Ltd. as the “Company” under the Plan and that ordinary shares of Cooper Industries plc will be issued to Participants to satisfy any distributions of employee share deferrals pursuant to the Pre-409A Employee Share Deferral Terms. To the extent that ordinary shares of Cooper Industries plc will be issued to Participants to satisfy any distributions of employee share deferrals pursuant to the Pre-409A Employee Share Deferral Terms, such shares will be paid up in consideration of receipt by the Company prior to, or simultaneously with, the issue of the shares of cash at least equal to the nominal value of such shares and, when shares are issued under the Plan without the payment of cash consideration by the Participant or permitted successors and assigns, then such shares shall be paid up by the Company or one of its subsidiaries.